Exhibit 21.1

Subsidiaries of COMFORCE Corporation

The following is a list of the material subsidiaries of COMFORCE Corporation with jurisdiction of incorporation indicated thereby.

COMFORCE Operating, Inc. (Delaware)

COMFORCE Technical Services, Inc. (Delaware)

COMFORCE Technical Services of Washington, Inc. (New York)

COMFORCE Technical, LLC (New York)

CTS of Washington, LLC (New York)

COMFORCE Telecom, Inc. (Delaware)

SUMTEC Corporation (Delaware)

Uniforce Services, Inc. (New York)

PrO Unlimited, Inc. (New York)

PrO Unlimited MPS, Inc. (New York)

Uniforce Staffing Services, Inc. (New York)

COMFORCE Information Technologies, Inc. (New York)

Gerri G. Inc. (New York)

Clinical Labforce of America, Inc. (New York)

Labforce Services of America, Inc. (New York)

CIT Southeast, Inc. (New York)

Temporary Help Industry Servicing Company, Inc. (New York)

Thisco of Canada, Inc. (New York)

Brentwood Service Group, Inc. (New York)

Brentwood of Canada, Inc. (New York)